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                                EXHIBIT 4(a)(1)





                              Amended and Restated

                           Articles of Incorporation

                                       of

                               Borror Corporation

                      (now known as Dominion Homes, Inc.)

          (as filed with the Ohio Secretary of State on March 4, 1994)




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                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                               BORROR CORPORATION

          The following provisions constitute the Amended and Restated Articles of Incorporation (the "Amended and Restated Articles") of Borror Corporation.

          FIRST: The name of the corporation shall be Borror Corporation ("Corporation").

          SECOND: The place in Ohio where the principal office of the Corporation is to be located is the City of Dublin, County of Franklin.

          THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

          FOURTH: The authorized number of shares of the Corporation shall be Fifteen Million (15,000,000), of which Twelve Million (12,000,000) shall be common shares ("Common Shares"), each without par value, and One Million Five Hundred Thousand (1,500,000) shall be voting preferred shares ("Voting Preferred Shares"), each without par value, and One Million Five Hundred Thousand (1,500,000) shall be non-voting preferred shares ("Non-Voting Preferred Shares"), each without par value. The Voting Preferred Shares and the Non-Voting Preferred Shares are sometimes collectively referred to as the "Preferred Shares".

          The express terms of the shares of each of such classes are as follows:

          a. The Board of Directors of the Corporation is authorized to provide for the issuance from time to time in one or more series of any number of authorized and unissued Preferred Shares. The Board of Directors of the Corporation is further authorized as now or hereafter permitted by Sections 1701.01 to 1701.98 of the Ohio Revised Code and by the provisions of this Article Fourth, to adopt amendments to these Amended and Restated Articles in respect of any unissued or treasury Preferred Shares to fix or change the number of shares to be included in each such series, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such series.

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The authority of the Board of Directors of the Corporation with respect to each such series shall include authority permitted now or hereafter by Sections 1701.01 to 1701.98 of the Ohio Revised Code, including but not limited to a determination of the following:

                (1) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from what date or dates, and whether they shall be payable in preference to, or in another relation to, the dividends payable on any other class or classes or series of shares;

                (2) Whether that series shall have conversion or exchange
                    privileges and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors of the Corporation shall determine;

                (3) Whether or not the shares of that series shall be
                    redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                (4) Whether that series shall be entitled to the benefit of a purchase, retirement or sinking fund, and, if so, the extent to and manner in which such purchase, retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purchases and the terms and provisions relative to the operation of such fund or funds;

                (5) The right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or of any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of

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                    dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation;

                (6) The right of the shares of that series in the event of any voluntary or involuntary dissolution or winding up of the Corporation and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes or series of shares;

                (7) The restrictions, if any, upon the payment of dividends or the making of other distributions on, and upon the purchase or other acquisition of, the Common Shares; and

                (8) Such other rights, preferences and limitations as shall not be inconsistent with these Amended and Restated Articles or applicable law.

        b. Subject to the provisions of any applicable law, the holders of outstanding Non-Voting Preferred Shares shall not possess voting power for the election of directors or for any other purpose. Subject to the provisions of any applicable law, the holders of outstanding Voting Preferred shares shall possess voting power for the election of directors and for all other purposes, and each holder of record of Voting Preferred Shares shall be entitled to one vote for each Voting Preferred Share standing in his name on the books of the Corporation. Except as expressly provided by law or these Amended and Restated Articles, the Voting Preferred Shares and the Common Shares shall be voted together as a single class.

        c. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide for the issuance from time to time of any number of authorized and unissued Common Shares, and shall determine the terms under which and the consideration for which the Corporation shall issue its Common Shares.

                (1) Subject to the provisions of any applicable law, each
                    holder of record of Common Shares shall be entitled to one vote for each Common Share standing in his name on the books of

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                    the Corporation for the election of directors and for all
                    other purposes.

                (2) Except as otherwise provided by the resolution or
                    resolutions providing for the issue of any series of Preferred Shares, after payment shall have been made to the holders of Preferred Shares of the full amount of dividends to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Shares, the holders of Common Shares shall be entitled, to the exclusion of the holders of Preferred Shares of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation.

                (3) Except as otherwise provided by the resolution or
                    resolutions providing for the issue of any series of Preferred Shares, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Shares of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Shares, the holders of Common Shares shall be entitled, to the exclusion of the holders of Preferred Shares of any and all series, to share, ratably according to the number of Common Shares held by them, in all remaining assets of the Corporation available for distribution to its Shareholders.

          FIFTH: The directors of the Corporation shall have the power to cause the Corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (A) shares of any class or series issued by it,
(B) any security or other obligation of the Corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by these Amended and Restated Articles, and (C) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by these Amended and Restated Articles. The Corporation shall have the right to repurchase, if and when any Shareholder desires to sell, or on the happening of

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any event is required to sell, shares of any class or series issued by the
Corporation. The authority granted in this Article Fifth shall not limit the plenary authority of the directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities, or other obligations issued by the Corporation or authorized by these Amended and Restated Articles.

          SIXTH: A director or officer of the Corporation shall not be disqualified by his office from dealing or contracting with the Corporation as vendor, purchaser, employee, agent or otherwise. No contract or transaction shall be void or voidable with respect to the Corporation for the reason that it is between the Corporation and one or more of its directors or officers, or between the Corporation and any other person in which one or more of its directors or officers are directors, trustees, or officers, or have a financial or personal interest, or for the reason that one or more interested directors or officers participated in or voted at the meeting of the directors or a committee thereof which authorized such contract or transaction, if in any such case (A) the material facts as to the relationship or interest of such director, officer or other person and as to the contract or transaction are disclosed or are known to the directors or the committee, or such members thereof as shall present at any meeting at which action upon any such contract or transaction shall be taken, and the directors or committee, in good faith reasonably justified by such facts, authorized the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; or (B) the material facts as to the relationship or interest of such directors, officer or other person and as to the contract or transaction are disclosed or known to the Shareholders entitled to vote thereon and the contract or transaction is specifically approved at a meeting of the Shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation held by persons not interested in the contract or transaction; or (C) the contract or transaction is fair to the Corporation as of the time it is authorized or approved by the directors, a committee thereof, or the Shareholders. Common or interested directors may be counted in determining the presence of a quorum at any meeting of the directors, or of a committee thereof, which authorizes the contract or transaction.

          SEVENTH: No Shareholder of the Corporation shall have, as a matter of right, the pre-emptive right to purchase or subscribe for shares of the Corporation of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such

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shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such shares.

          EIGHTH: Notwithstanding any provision in the Ohio Revised Code requiring for any purpose the vote, consent, waiver or release of the holders of shares of the Corporation entitling them to exercise two-thirds or any other proportion of the voting power of the Corporation or of any class or classes thereof, such action, unless expressly otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise not less than a majority of the voting power of the Corporation or of such class or classes.

          NINTH: Shareholders of the Corporation shall not have the right to vote cumulatively in the election or removal of directors.

          TENTH: The provisions of Chapter 1704 of the Ohio Revised Code do not apply to the Corporation.

          ELEVENTH: The provisions of Section 1701.831 of the Ohio Revised Code shall not apply to the control share acquisitions of shares of the Corporation.

          TWELFTH: These Amended and Restated Articles take the place of and supersede the existing Amended Articles of Incorporation of the Corporation.

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